MALIZIA SPIDI FISCH, PC

ATTORNEYS AT LAW

901 NEW YORK AVENUE, N.W.                             1900 SOUTH ATHERTON STREET
SUITE 210 EAST                                                         SUITE 101
WASHINGTON, D.C.  20001                                 STATE COLLEGE, PA  16801
(202) 434-4660                                                    (814) 272-3502
FACSIMILE: (202) 434-4661                             FACSIMILE:  (814) 272-3514

JAMES C. STEWART                                     WRITER'S DIRECT DIAL NUMBER
STEWART@MALIZIALAW.COM                                            (202) 434-4671

By EDGAR

November 2, 2006

Christian Windsor
Special Counsel
Division of Corporate Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

    Re:      Osage Bancshares, Inc.
             Pre-Effective Amendment No. 1 to Registration Statement on Form S-1

Dear Mr. Windsor:

        In accordance with the staff letter of comment, dated November 1, 2006, we are uploading herewith the graph that was attached to our response letter, dated October 24, 2006. The graph is attached as Exhibit 99.1.

        Please contact the undersigned at the above number if you experience any problems opening the attachment or have additional comments.

                                                     Very truly yours,

                                                     /s/James C. Stewart

                                                     James C. Stewart

cc:      Michael R. Clampitt, Staff Attorney
         Joyce Sweeney, Staff Accountant
             Division of Corporation Finance
         Mark S. White, President
         Sue Allen Smith, Chief Financial Officer
             Osage Federal Bank
         Mary Anne Pipkin, CPA
         Douglas Culver, CPA
             BKD, LLP
         Charles E. Sloane
         Tom Wilson
             Keefe, Bruyette & Woods, Inc.
         Dave Muchnikoff, P.C.
             Silver Freedman & Taff, LLP
         Samuel J. Malizia, Esq.
             Malizia Spidi & Fisch, PC